Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), made and entered into this 30th day of June, 2020 by and between Akari Therapeutics PLC, a company organized under the law of England and Wales (the “Company”) and Torsten Hombeck (“Executive”).

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1.	Roles and Duties.

(a) Chief Financial Officer Role. Subject to the terms and conditions of this Agreement and Appendix A attached hereto, Company shall employ Executive as its Chief Financial Officer reporting to the Company's Chief Executive Officer. Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive's ability the duties normally associated with such position and as determined by Company in its sole discretion. During Executive's employment, Executive shall devote all of Executive's business time and energies to the business and affairs of Company, provided that nothing contained in this Section l shall prevent or limit Executive's right to manage Executive 's personal investments on Executive's own personal time, including, without limitation the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive's aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. During Executive's employment, Executive shall not engage in any other non-Company related business activities of any nature whatsoever (including board memberships) without the Company's prior written consent. In addition, and so long as such activities do not interfere materially with Executive's performance of Executive's duties hereunder, Executive also may participate in civic, charitable and professional activities, but shall not serve in any official capacity, including as a member of a board, without the prior written consent of the Company's Board of Directors ("Board").

2.	Term of Employment.

(a)               Term. The term of this Agreement shall commence on the Closing Date which is the date this Agreement and Appendix A are signed by the parties (the "Commencement Date") and shall continue for a period of one year (the "Term"), unless terminated earlier pursuant to Section 2(b). The Term shall renew automatically for successive one-year periods, unless either party has given written notice three-months prior to the expiration of the Term that such party elects not to renew the Term. ln the event of non-renewal, this Agreement and the Executive's employment hereunder shall terminate automatically at the close of business on the last day of the Term.

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(b)               Termination. Notwithstanding anything else contained in this Agreement, Executive's employment hereunder shall terminate prior to the end of the Term upon the earliest to occur of the following:

(i)	Death. Immediately upon Executive's death;

(ii)	Termination by Company.

(A)       If because of Executive's Disability (as defined below in Section 2(c)), written notice by Company to Executive that Executive's employment is being terminated as a result of Executive's Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by Company;

(B)              If for Cause (as defined below in Section 2(d)), written notice by Company to Executive that Executive's employment is being terminated for Cause which termination shall be effective on the date of such notice or such later date as specified in writing by Company; or

(C)              If by Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by Company to Executive that Executive's employment is being terminated, which termination shall be effective ninety (90) days after the date of such notice or such later date as specified in writing by Company.

(iii)	Termination by Executive.

(A)              If for Good Reason (as defined below in Section 2(e)), written notice by Executive to Company that Executive is terminating Executive's employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B)              If without Good Reason, written notice by Executive to Company that Executive is terminating Executive's employment, which determination shall be effective at least ninety (90) days after the date of such notice.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive's employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c)               Definition of “Disability". For purposes of this Agreement, "Disability" shall mean Executive's incapacity or inability to perform Executive's duties and responsibilities as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive's physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive's physical or mental health shall be determined by Company after consultation with a medical expert appointed by mutual agreement between Company and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive's health and ability to perform as aforesaid.

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(d)               Definition of "Cause". Cause" shall include: (i) Executive's willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, is materially injurious to Company or any affiliate; (ii) Executive's deliberate insubordination; (iii) Executive's substantial malfeasance or nonfeasance of duty; (iv) Executive's unauthorized disclosure of confidential information; (v) Executive's embezzlement, misappropriation or fraud, whether or not related Executive's employment with Company; (vi) Indictment and/or conviction of Executive for any felony or their equivalent in any jurisdiction in the United States or abroad; (vii) any investigation of Executive or lawsuit filed against Executive by the United States Securities and Exchange Commission or similar entity in the United States or abroad; (viii) any substantiated claim of discrimination by the US Equal Employment Opportunity Commission or any court of competent jurisdiction in the United States or abroad; or (ix) Executive's breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company. In all cases, Company shall provide Executive with written notice of the specific conduct or events that Company believes constitutes Cause and, in case of (ii) and (iii) above, Executive shall have thirty (30) days to effect a cure of the claimed conduct or events.

(e)               Definition of "Good Reason". As used herein, a "Good Reason" shall mean: (i) relocation of Executive's principal business location to a location more than fifty (50) miles from Executive's then-current business location; (ii) a material diminution in Executive's duties, authority or responsibilities; or (iii) a material reduction in the Executive's Base Salary; provided that (A) Executive provides Company with written notice that Executive intends to terminate Executive's employment hereunder for one of the grounds set forth in this Section 2(e) within fifteen (15) days of such ground occurring, (B) if such ground is capable of being cured, the Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive's employment within sixty (60) days from the date of notice. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason.

For purposes of this Agreement, "Good Reason" shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the ”Code") and any successor statute, regulation and guidance thereto.

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3.	Compensation.

(a)               Base Salary. Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $290,000. The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or an appropriate committee thereof shall review the Base Salary on an annual basis.

(b)              Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the "Annual Performance Bonus"), with the target amount of such Annual Performance Bonus equal to thirty percent (30%) of Executive's Base Salary in the year to which the Annual Performance Bonus relates provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion and shall be paid to Executive no later than January 3l st of the calendar year immediately following the calendar year in which it was earned. Except as otherwise provided for in this Agreement, Executive must be employed by Company on the date on which the Annual Performance Bonus is paid in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

(c)               Equity. Subject to approval of the Board or an appropriate committee thereof, Company shall grant Executive on the Commencement Date or as soon as practicable thereafter pursuant to the terms of the current Akari Therapeutics PLC Equity Incentive Plan (the "Plan"), a stock option (the "Option") to purchase 7,000,000 shares of common stock of the Company, at a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company's common stock on the date of grant, which Option shall be, to the maximum extent permissible, treated as an "incentive stock option" within the meaning of Section 422 of the Code. The Option shall vest ratably on a semi-annual basis over four years on each anniversary of the Commencement Date, provided that Executive remains employed by Company on the vesting date; provided, further, however, that the Option shall vest fully immediate prior to a Change of Control (as defined below) or upon the non-renewal of this Agreement. The Option shall be evidenced in writing by, and subject to the terms and conditions of, the Plan and the Company's standard form of stock option agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided in the stock option agreement or the Plan. Executive shall have the option to purchase an additional 3,000,000 shares of common stock of the Company on January 1, 2021 consistent with the same terms set forth in this paragraph provided that Executive is still employed by Company on that date and has not been notified of any Termination or Expiration under the terms of this Agreement.

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(d)               Paid Time Off. Executive may take up to four (4) weeks of paid time off ("PTO") per year, to be scheduled to minimize disruption to Company's operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(e)               Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans (e.g., medical, insurance, retirement) and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company's benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f)                Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable out-of-pocket business expenses incurred by Executive in furtherance of Company's business in accordance with Company's policies with respect thereto as in effect from time to time. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Company shall have the right in its sole discretion to deny any request for reimbursement of out of pocket business expenses that it deems unreasonable unless such expense has been approved by the CEO, the Board of Directors or their designee prior to being incurred.

(g)              Indemnification. Executive shall be entitled to indemnification with respect to Executive's services provided hereunder pursuant to English law, the terms and conditions of Company's articles of incorporation, Company's directors and officers ("D&O") liability insurance policy and Company's standard indemnification agreement for directors and officers as executed by Company and Executive.

4.	Payments Upon Termination.

(a)                Definition of Accrued Obligations. For purposes of this Agreement, "Accrued Obligations" means: (i) the portion of Executive 's Base Salary that has accrued, including vacation time, prior to any termination of Executive' s employment with Company and has not yet been paid; and (ii) the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive's entitlement to any other compensation or benefit under any plan of Company sha11 be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

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(b)              Termination by Company for Cause. by Executive Without Good Reason. or as a Result of Executive' s Disability or Death. If Executive's employment hereunder is terminated by Company for Cause, by Executive without Good Reason, as a result of Executive's Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and shall have no further obligations to Executive.

(c)               Termination by Company Without Cause, by Executive For Good Reason or Upon Expiration of the Term. In the event that Executive's employment is terminated by action of Company other than for Cause, Executive terminates Executive's employment for Good Reason or due to non-renewal of the Term, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive's execution of a release of claims):

(i)                Severance Payments. An amount equal to the sum of (x) Executive's annual Base Salary at the rate in effect as of the termination date, and (y) the greater of actual or target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, in each case less all customary and required taxes and employment-related deductions; provided that this bonus payment shall not be made in the event the termination is solely due to non-renewal of the Term the Company. In case the Executive’s employment is terminated prior to July 1, 2021, the severance payment equals 50% of the sum of (x) Executive’s annual Base Salary at the rate in effect as of the termination date, and (y) the greater of actual or target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates. The severance payment provided for in this Section 4(c)(i) shall be paid over a 12-month period in accordance with Company's normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date following the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after sixty (60) days following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided, further that if such payments commence in such subsequent year, the first such installment shall include an amount equal to the payments that would have been paid if the payments had commenced in the first month following the termination of employment.

(ii)              Benefits Payments. The Company shall pay to Executive an amount equal to the Company's share of the premium paid for Executive while Executive was an active employee for medical insurance coverage under the Company's health care plan (the "Healthcare Subsidy") for a period of twelve (12) months following Executive's termination date. The Healthcare Subsidy shall be paid, less required withholdings, in the same manner and the same time as the payments under Section 4(c)(i) are paid.

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Payment of the above described severance payments and benefits are expressly conditioned on Executive's execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6 and continued compliance with the Executive's obligations in the Restrictive Covenant Agreement (as defined below and/or in Appendix A). In the event that Executive is eligible for the severance payments and benefits under this Section 4(c), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(d).

(d)               Termination by Company Without Cause or by Executive For Good Reason Following a Change of Control. In the event that a Change of Control (as defined below) occurs and within a period of one (1) year following the Change of Control, either Executive's employment is terminated other than for Cause, or Executive terminates Executive's employment for Good Reason, then, in addition to the Accrued Obligations, Executive shall receive the following, subject to the terms and conditions described in Section 4(e) (including Executive's execution of a release of claims):

(i)                 Severance Payment. An amount equal to one and a half times the sum of (x) Executive's annual Base Salary at the rate in effect as of the termination date, and (y) the target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates, in each case less all customary and required taxes and employment-related deductions. In case the Executive’s employment is terminated prior to July 1, 2021, the severance payment equals 50% of one and a half times of the sum of (x) Executive’s annual Base Salary at the rate in effect as of the termination date, and (y) the greater of actual or target Annual Performance Bonus to which Executive may have been entitled for the year in which Executive’s employment terminates. The severance payment provided for in this Section 4(d)(i) shall be paid over a 18-month period in accordance with Company's normal payroll practices (provided such payments shall be made at least monthly), commencing on the first payroll date fo1lowing the date on which the release of claims required by Section 4(e) becomes effective and non-revocable, but not after sixty (60) days following the effective date of termination from employment; provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such installment shall include an amount equal to the payments that would have been paid if the payments had commenced in the first month following the termination of employment.

(ii)              Benefit Payments. The Company shall pay to Executive the Healthcare Subsidy for a period of eighteen (18) months fo11owing Executive's termination date. The Healthcare Subsidy shall be paid, less required withholdings, in the same manner and the same time as the payments under Section 4(d)(i) are paid.

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Payment of the above described severance payments and benefits are expressly conditioned on Executive's execution without revocation of the release of claims under Section 4(e) and return of Company property under Section 6 and continued compliance with Executive's obligations in the Restrictive Covenant Agreement. In the event that Executive is eligible for the severance payments and benefits under this Section 4(d), Executive shall not be eligible for and shall not receive any of the severance payments and benefits as provided in Section 4(c).

As used herein, a "Change of Control" shall mean the occurrence of any of the fol1owing events: (A) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. Except if company's valuation is less than that at the time of the merger on the 16 September 2015, as calculated including any prior distribution of funds, dividends or sales proceeds

(e)               Execution of Release of Claims. Company shall not be obligated to pay Executive any of the severance payments or benefits described in this Section 4 unless and until Executive has executed (without revocation) a timely release of claims in a form that is acceptable to Company, and which includes standard and reasonable terms regarding items such as mutual non-disparagement, confidentiality, cooperation and the like, which must be provided to Executive within fifteen (15) days following separation from service, and must be effective and irrevocable prior to the 60th day following Executive's separation from service (the "Review Period"), and which shall include a general release of claims against Company and its affiliated entities and each of their officers, directors, employees and others associated with Company and its affiliated entities. If Executive fails or refuses to return such agreement, or revokes the agreement, within the Review Period, Executive's severance payments hereunder and benefits shall be forfeited.

(f)                No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive upon termination of Executive's employment for the reasons set forth above and Executive shall not be eligible for any other payments or other forms of compensation or benefits. The payments and benefits set forth in Section 4 shall be the sole remedy, if any, available to Executive in the event that Executive brings any claim against Company relating to the termination of Executive's employment under this Agreement.

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5.	Prohibited Competition and Solicitation.

Executive expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of Company; (b) during the course of Executive's employment, Company shall furnish, disclose or make available to Executive confidential and proprietary information and may provide Executive with unique and specialized training; (c) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (d) in the course of Executive's employment, Executive shall be introduced to customers and others with important relationships to Company, and any and all "goodwill" created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company. In light of the foregoing acknowledgements and as a condition of employment hereunder, Executive agrees to execute and abide by Company's Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (the "Restrictive Covenant Agreement").

6.	Property and Records.

Upon the termination of Executive's employment hereunder for any reason or for no reason, or if Company otherwise requests, Executive shall promptly: (a) return to Company all tangible business information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive's possession, including, but not limited to, Blackberry-type devices, smart phones, laptops, cell phones, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Failure to promptly return the items in this paragraph shall excuse in full the payment of any severance or additional benefits under this agreement.

7.	Code Sections 409A and 280G.

(a)               In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non-qualified deferred compensation" subject to Section 409A, then the following conditions apply to such payments or benefits:

(i)                 Any termination of Executive's employment triggering payment of benefits under Section 4 must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § l.409A-l (h) before distribution of such benefits can commence. To the extent that the termination of Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1 (h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive's employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A{a)(2)(A){i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive's part, but shall only act as a delay until such time as a "separation from service" occurs.

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(ii)               Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive's termination, Executive is deemed to be a "specified employee" of Company {within the meaning of Section 409A(a){2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive's employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b)               It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate "payment" for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c)                Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d)               If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a "'Payment") would: (i) constitute a "parachute payment" within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

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8.	General.

Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company's records or such other address as Executive may specify in writing.

Notice to Company shall be sent to the Company’s United States headquarters at the time Notice is provided. As of the date of this Agreement, the United States headquarters for the Company is: 135 West 41st Street, 5th Floor, New York, New York 10036. All notices should be sent to the attention of the Chairman of the Board or to such other Company representative as Company may specify in writing.

(a)               Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(b)               Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(c)               Assignment. Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company's business or that aspect of Company's business in which Executive is principally involved. Executive may not assign Executive's rights and obligations under this Agreement without the prior written consent of Company.

(d)              Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Supreme Court of the State of New York, New York County, or of the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. With regard to any and all disputes arising out of this Agreement (including Appendix A), Executive irrevocably agrees to service of process by United States first class mail or its equivalent internationally and waives all rights to personal service of process. Executive also agrees not to challenge service of process or personal or subject matter jurisdiction in any matter arising out of this Agreement including Appendix A.

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(e)              Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f)                Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g)              Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h)              Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TORSTEN HOMBECK	AKARI THERAPEUTICS PLC

/s/ Torsten Hombeck	/s/ Clive Richardson

Torsten Hombeck (Executive)	Clive Richardson (CEO)

Date:	Date:

Address:	Address:

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Appendix A

Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement

This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (the “Agreement”) is entered into as of June 17, 2020 by and between Akari Therapeutics PLC (the “Company”), and Torsten Hombeck, an individual (the “Executive”).

RECITALS

WHEREAS, concurrently upon the execution of this Agreement (Appendix A), the Company and Executive are entering into an Executive Employment Agreement under which Executive shall be employed by the Company; and

WHEREAS Executive acknowledges that: (i) there are competitive and proprietary aspects of the business of Company; (ii) during the course of Executive’s employment, Company has furnished, disclosed and/or made available and shall furnish, disclose and/or make available to Executive confidential and proprietary information and may have provided and may provide Executive with unique and specialized training; (iii) such Confidential Information and training have been developed and shall be developed by Company through the expenditure of substantial time, effort and money, and could be used by Executive to compete with Company; and (iv) in the course of Executive’s employment, Executive was introduced and shall be introduced to customers and others with important relationships to Company, and any and all “goodwill” created through such introductions belongs exclusively to Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any customers of Company; and

WHEREAS, in light of the foregoing acknowledgements the Company requires that Executive make certain proprietary information, invention assignment, non-compete and non-solicitation commitments as a condition to the continuation of his employment;

THEREFORE, in consideration of Executive’s continued employment with the Company, and the compensation received by Executive from the Company, from time to time, Executive and Company hereby agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms are defined as follows:

1.1.     “Affiliate” of the Company means an entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company.

1.2.     "Company Intellectual Property" means Intellectual Property Rights created, conceived, conducted, developed, reduced to practice, compiled, written, authored, made and/or produced by Executive (whether jointly or alone), whether prior to or during the course of Executive employment with the Company, whether or not during working hours, and/or conceived, conducted, developed, reduced to practice, compiled, written, authored, made and/or produced by Executive, prior to, during the term of Executive's employment or thereafter using Company's premises, intellectual property (including without limitation Company Intellectual Property) materials, products, and/or resources, all whether or not recorded in material form.

1.3.      “Confidential Information” any and all information, data, materials, Know-How and Documents in whatever form, including but not limited to technical and scientific information, data, information regarding research and development related to actual or anticipated products, laboratory records, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from regulatory authorities', inventions, whether patentable or non-patentable, discoveries, conceptions, intellectual property rights, data rights, records, results, formulations, methods, processes, techniques, compilation, program, devices, systems, compounds, innovations, designs, drawings, sketches, diagrams, formulas, computer files, product definitions, product research, manuals, selection processes, data, methods of manufacture, planning processes, trade secrets, business secrets, business plans, copyrights, proprietary information, customer lists, names of customers, list of suppliers, marketing plans, strategies, forecasts, business forecasts, processes, finances, costing, sales, prices, terms of payment, details of employees and officers and of the remuneration and other benefits paid to them, improvements and any other data related to the business or affairs of Company, its Affiliates and/or their respective customers, including customers with whom Company is negotiating, which is:

(i) disclosed by or on behalf of Company, Affiliates and/or their respective customers to Executive; (ii) was or may be otherwise acquired by Executive during his employment with the Company; and/or (iii) was and/or may be generated and/or developed by Executive as a result of: (a) use by Executive of any Confidential Information of the Company, its Affiliates and/or their respective customers; and/or (b) Executive's employment by Company, all whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any of its Affiliates as being confidential.

1.4.      "Documents" means documents, records, notebooks, results, agreements, calculations in each case whether electronic or in hard copy.

1.5.      “Inventions” means all Know-How, Documents and business methods, inventions, discoveries, formulas, ideas, results, records, concepts, processes, techniques,developments, improvements, innovations, new uses, derivatives, processes, procedures formulae, models, assays prototypes, methods, designs, techniques, compounds, conceptions, results, data, data rights, know how, materials, records, documentation, technology, products, works of authorship, laboratory records, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries, all whether or not patentable, copyrightable or capable of registration, and whether or not recorded in any medium.

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1.6.      "Intellectual Property Rights" means patents, Inventions, copyright and related rights, trademarks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights, data rights, enforcement rights, royalty rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.7.      "Know How" means a package of expertise, practical information or skills, resulting from experience and testing relating to any inventions, formulae, designs, drawings, procedures or methods.

2.	Confidential Information. Executive hereby covenants and undertakes as follows:

2.1.      Nondisclosure of Confidential Information. Executive shall not at any time during his employment nor at any time after its termination except for the benefit of the Company or its Affiliates, directly or indirectly use or assist a third party to use; divulge, disclose, publish, transfer or communicate; and/or permit or cause any unauthorized disclosure of any Confidential Information relating to the Company, its Affiliates, and/or their respective customers, prospective customers or suppliers. Notwithstanding any other provision of this agreement, Executive may communicate with the government about possible legal violations without violating the provisions of the Agreement.

2.2.      The restrictions in clause 2.1. do not apply to:

2.2.1.   any disclosure required for the proper performance of the Executive's duties during his employment or as authorized by the Company's Board of Directors;

2.2.2.   any disclosure made to any person authorized by the Company to possess the relevant information;

2.2.3.   any information or knowledge that was known to the Executive prior to the commencement date of his employment; or

2.2.4. any information which becomes available to the public generally otherwise than through the default of the Executive.

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2.3.      Any and all Confidential Information, Documents and Company Intellectual Property including, without limitation, lists of customers and suppliers, employees correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and materials whatsoever in Executive's possession or under Executive's control and whether or not made or created by Executive, relating to the business and/or the financial affairs of the Company, its Affiliates, and/or their respective agents, customers, prospective customers and/or suppliers, are and shall remain the exclusive property of the Company or its relevant Affiliate; will be handed over by Executive to the Company on demand and, in any event, immediately on the termination of Executive's employment and Executive will certify that all such property has been so handed over; and will on demand and, in any event, immediately on the termination of Executive's employment, will be permanently deleted from any computer system in Executive's possession or under Executive's control.

3.	Intellectual Property

3.1.      The parties acknowledge that Executive may have created in the past and/or may create in the future Inventions (alone or jointly), prior to, during the course of Executive's employment with the Company and/or thereafter and that Executive has a special obligation to further the interests of the Company in relation to such Inventions. Executive shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.

3.2.      All rights, title and interests in and to the Company Intellectual Property shall be solely and exclusively owned by the Company. Executive acknowledges and agrees that any and all such Company Intellectual Property, including any marketing, advertising and promotional materials, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyrights laws. Executive hereby assigns and undertakes to assign to the Company any and all rights, title and interests he may have or acquire in such Company Intellectual Property, without any further remuneration or compensation.

3.3.      During the period in which the Executive is employed by the Company and/or otherwise provides services to the Company, and after termination of such period, the Executive will:

3.3.1.   Upon the request of the Company, to execute all such documents, both during and after his employment, as the Company may require to vest in the Company all right, title and interest pursuant to this Agreement;

3.3.2.   to provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, including (without limitation), at the Company's request, applying for the protection of Inventions throughout the world;

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3.3.3.   to assist the Company in applying for the registration of any registerable Company Intellectual Property, enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third-party Intellectual Property Rights;

3.3.4.   not to apply for the registration of any Company Intellectual Property in the United States or any other part of the world without the prior written consent of the Company; and

3.3.5.   to treat all Company Intellectual Property as Company's Confidential Information unless the Company has consented in writing to its disclosure by Executive.

3.4.      Executive hereby irrevocably appoint the Company as Executive's attorney in his name to sign, execute, do or deliver on Executive's behalf any deed, document or other instrument and to use Executive name for the purpose of giving full effect to this Section 3.

4.	Additional Undertakings and Representations

4.1.      The Executive has not and shall not disclose to the Company or induce the Company to use any Inventions and/or confidential information belonging to any third party.

4.2.      The Executive hereby represents and warrants that he has no continuing obligations with respect to assignment or disclosure of Confidential Information and/or Company Intellectual Property to any previous employers or other person. The Executive further certifies that he does not claim any previous unpatented or non-published inventions or expressions, respectively, within the scope of this Agreement.

4.3.      The Executive represents and warrants that the consummation by him of the transactions described herein will not result in or constitute any of the following: a breach of any term or condition of this Agreement; a default or an event that, with notice or lapse of time or both, would constitute a default, breach or violation of any agreement, instrument or arrangement to which the Executive is a party or an event that would permit any third party to terminate an agreement or to accelerate the maturity of one of the duties or obligations owed to it by the Executive.

4.4.      Executive and the Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future. Therefore, the Executive agrees that, following termination of employment with the Company, the Company may forward a copy of this Agreement to any future prospective or actual employer, and the Executive releases the Company from any claimed liability or damage caused to the Executive by virtue of the Company’s act in making that prospective or actual employer aware of this Agreement.

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5.	Covenant not to Compete; Non-Solicitation.

5.1.      As the CFO of the Company, the Executive had and will continue to have access to the Company’s most sensitive and commercially valuable Confidential Information. The Executive hereby covenants that the Executive shall not, for a period of twelve (12) months after the termination of the Executive’s employment (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:

5.1.1.   engage or participate, directly or indirectly, in any business activity defined as involving C5 complement inhibitors which is in direct competition with the business of the Company as conducted during the term of the Executive’s Employment and/or as to Executive's knowledge is to be carried out by the Company and/or by any of its Affiliates at any time during the Restricted Period (collectively the "Business");

5.1.2.   become an employee, agent, distributor, consultant or other service provider to any person or entity engaged in a business that is competitive with the Business of the Company;

5.1.3.   influence or attempt to influence any customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company and/or any of its Affiliates; or

5.1.4.   influence or attempt to influence any person to terminate or modify its employment, consulting, agency, distributorship or other arrangement with the Company and/or any of its Affiliates.

5.2.      The Executive acknowledges that the Executive has carefully read and considered the provisions of this Section 5. The Executive acknowledges that the foregoing restrictions may limit the Executive’s ability to earn a livelihood in a business similar to the Company’s business, but the Executive nevertheless acknowledges that he has received, and will receive, sufficient consideration and other benefits in connection with the Executive’s employment with the Company to justify such restrictions, which restrictions the Executive does not believe would prevent the Executive from earning a living in businesses that are not competitive with the Company’s business and without otherwise violating the restrictions set forth herein.

6.	General Provisions.

6.1.      The Executive acknowledges that the Company and any person, corporation, partnership or other entity affiliated with the Company will suffer immediate and irreparable harm as a result of any violation, breach or threatened breach of this Agreement by the Executive. The Company shall be entitled, and the Executive hereby consents to the issuance in any court of competent jurisdiction, with or without notice, and in addition to any other remedy, including damages, which may be available at law or in equity, to temporary, preliminary and permanent orders and injunctions, without bond or undertaking, restraining and enjoining such breach or violation by the Executive and any other person, corporation, partnership or other entity including their officers, directors, shareholders, employers, servants or agents who may be acting in concert with the Executive or to whom such Company Confidential Information may have been disclosed. If the Company is successful in any legal action seeking enforcement of this Agreement or damages relating thereto it shall be entitled to reimbursement of its out-of-pocket expenses, including reasonable legal fees and disbursements, in connection therewith.

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6.2.      Executive acknowledges that: (i) this Agreement has been specifically bargained between the parties and reviewed by Executive, (ii) Executive has had an opportunity to obtain legal counsel to review this Agreement, and (iii) the covenants made by and duties imposed upon Executive hereby are fair, reasonable and minimally necessary to protect the legitimate business interests of the Company, and such covenants and duties will not place an undue burden upon Executive’s livelihood in the event of termination of Executive’s employment by the Company and the strict enforcement of the covenants contained herein.

6.3.      Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Executive shall be sent to the last known address in Company’s records or such other address as Executive may specify in writing.

Notice to Company shall always be sent to the Company’s United States headquarters at the time Notice is provided. As of the date of this Agreement, the United States headquarters for the Company is: 135 West 41st Street, 5th Floor, New York, New York 10036. All notices should be sent to the attention of the Chairman of the Board or to such other Company representative as Company may specify in writing.

6.4.      This Agreement may be altered, amended or modified only in writing, signed by both of the parties hereto.

6.5.      Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.

6.6.      This Agreement and the rights and duties set forth herein may not be assigned by Executive without the express written consent of the Company.

6.7.      If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner so as to give the maximum valid and enforceable effect to the intent of the parties expressed therein.

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6.8.      The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

6.9.      The rights and obligations under this Agreement shall survive the termination of Executive's employment and/or the termination of this Agreement, for aby reason, and shall remain in full force and effect thereafter.

6.10.     This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Supreme Court of the State of New York, New York County, or of the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. With regard to any and all disputes arising out of this Appendix A (and the Employment Agreement attached hereto), Executive irrevocably agrees to service of process by United States first class mail or its equivalent internationally and waives all rights to personal service of process. Executive also agrees not to challenge service of process or personal or subject matter jurisdiction in any matter arising out of this Employment Agreement including this Appendix A.

6.11.     Jury Waiver. ANY, ACTION, DEMAND, CLAIM, OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TORSTEN HOMBECK	AKARI THERAPEUTICS PLC

Torsten Hombeck (Executive)	Clive Richardson (CEO)

Date:	Date:

Address:	Address:

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